UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 4, 2011

Continucare Corporation

(Exact Name of Registrant as Specified in Charter)

Florida

(State or Other Jurisdiction

of Incorporation)

1-12115	59-2716023
(Commission File Number)	(IRS Employer Identification No.)

7200 Corporate Center Drive, Suite 600 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

(305) 500-2000

(Registrant’s telephone number, Including Area Code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 4, 2011, Continucare Corporation, a Florida corporation (“Continucare”), merged with and into CAB Merger Sub, Inc. (“Merger Sub”), a Florida corporation and a wholly-owned subsidiary of Metropolitan Health Networks, Inc., a Florida corporation (“Metropolitan”), with Continucare continuing as the surviving corporation (the “Merger”). As a result of the merger, Continucare became a wholly-owned subsidiary of Metropolitan.

As of the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $0.0001 per share, of Continucare, other than any shares owned by Continucare or Metropolitan or any of their respective wholly owned subsidiaries, was converted into the right to receive $6.25 in cash, without interest, and 0.0414 of a share of common stock, par value $0.001 per share, of Metropolitan (the “Merger Consideration”). In addition, each issued and outstanding option to purchase Continucare common stock became fully vested and was cancelled in exchange for the right to receive an amount of cash equal to $6.45 less the per share exercise price of the option, subject to withholding taxes (the “Option Consideration”). Metropolitan paid an aggregate of $403 million in cash and issued an aggregate of 2.5 million shares of its common stock to Continucare’s stockholders and option holders in consideration for their shares of Continucare common stock and options to purchase shares of Continucare common stock.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of June 26, 2011, by and among Metropolitan, Merger Sub and Continucare (the “Merger Agreement”), a copy of which was filed as exhibit 10.1 to Continucare’s Current Report on Form 8-K filed on June 27, 2011 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Merger, on October 4, 2011, Metropolitan entered into a senior secured credit agreement and second lien credit agreement. Among other guarantees, both of the credit facilities are guaranteed by Continucare and substantially all of its subsidiaries. In addition, the senior secured credit facility and the second lien credit facility are also secured by a first-priority security interest and second priority security interest, respectively, in substantially all of Continucare and its subsidiaries’ existing and future assets. The terms of the Metropolitan indebtedness contain customary provisions permitting the holders of such indebtedness to accelerate the amounts outstanding thereunder, including for non-payment of principal and interest.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, Continucare has notified the New York Stock Exchange (the “NYSE”) that each outstanding share of Continucare common stock was converted in the Merger into the right to receive the Merger Consideration and has requested that the NYSE file a notification of removal from listing on Form 25 with the SEC with respect to Continucare’s common stock. The NYSE filed the Form 25 with the SEC on October 5, 2011. Trading of Continucare’s common stock on the NYSE was suspended as of the opening of trading on October 5, 2011.

Item 3.03. Material Modification to Rights of Security Holders.

Pursuant to the Merger Agreement, each outstanding share of Continucare common stock was converted in the Merger into the right to receive the Merger Consideration. In addition, all Continucare stock options outstanding immediately prior to the Merger were converted into the right to receive the Option Consideration. See the disclosure regarding the Merger and the Merger Agreement under Item 2.01 above for additional information.

Item 5.01. Changes in Control of Registrant.

As a result of the Merger, Continucare became a wholly-owned subsidiary of Metropolitan. See the disclosure regarding the Merger under Item 2.01 above for additional information.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the Merger Agreement, at the Effective Time, each of Richard C. Pfenniger, Jr., Robert J. Cresci, Neil Flanzraich, Phillip Frost, M.D., Jacob Nudel, M.D., Marvin Sackner, M.D., Jacqueline Simkin, and A. Marvin Strait, who constituted the Board of Directors of Continucare prior to the Merger, resigned from their directorships of Continucare and any committees of which they were a member as of the Effective Time.

In addition, in accordance with the terms of the Merger Agreement, at the Effective Time, Mr. Pfenniger resigned as Chief Executive Officer and President of Continucare and all other positions he held with Continucare subsidiaries. Upon the closing of the merger, Gemma Rosello became the President of Continucare, and Luis H. Izquierdo became the Chief Marketing Officer of Metropolitan. Ms. Rosello and Mr. Izquierdo previously served Continucare as the Executive Vice President-Operations and Senior Vice President, Marketing and Business Development, respectively.

The resignations described above were not the result of any disagreements with Continucare on any matter relating to Continucare’s operations, policies, or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINUCARE CORPORATION

/s/ Roberto Palenzuela Name: Roberto Palenzuela Title: Secretary

Dated: October 11, 2011

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